Exhibit 10.5

Arbinet-thexchange, Inc.

Non-Qualified Stock Option Agreement

Granted Under 2004 Stock Incentive Plan

1.	Grant of Option.

This Non-Qualified Stock Option Agreement (the “Agreement”) evidences the grant by Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), on [            ], 200[ ] (the “Grant Date”) to [            ], an [employee]/[consultant]/[director] of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2004 Stock Incentive Plan, as amended through the date hereof (the “Plan”), a total of [            ] shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $[            ] per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on [            ] (the “Final Exercise Date”).

It is intended that the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) as to [            ]% of the original number of Shares on the [            ] anniversary of the Grant Date and pro-rata thereafter on a monthly basis at the end of each successive [            ] following the first anniversary of the Grant Date until the [            ] anniversary of the Grant Date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) The Participant may exercise this option only in the following manner: from time to time on or prior to the Final Exercise Date of this option, the Participant may give written notice to the Company of his or her election to purchase some or all of the Shares purchasable at the time of such notice. This notice shall specify the number of Shares to be purchased.

Payment of the purchase price for the Shares may be made by one or more of the following methods: (i) in cash or by check or, payable to the order of the Company; (ii) by the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price and any required tax withholding; (iii) through the delivery of shares of Common Stock that have been purchased by the Participant on the open market or that are beneficially owned by the Participant and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Board; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or director of, or consultant or advisor to, the Company or a subsidiary (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in Section 3(d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in Section 3(e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

The Board’s determination of the reason for termination of the Participant’s employment shall be conclusive and binding on the Participant and his or her representatives or legatees.

4.	Withholding.

The Participant shall, not later than the date as of which the exercise of these options becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued.

5.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein. However, in applying the provisions of Section 10(b) of the Plan, the following special terms shall be in effect for this option and shall be controlling with respect to any Reorganization Event (as hereinafter defined), notwithstanding any provision to the contrary in such Section 10(b) of the Plan:

A. For purposes of this option, the term “Reorganization Event” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

B. Should a Reorganization Event occur while the Participant remains in service as an Eligible Participant, then this option, to the extent outstanding at the time of that Reorganization Event but not otherwise fully vested and exercisable, shall automatically vest on an accelerated basis so that this option shall, immediately prior to the effective date of such Reorganization Event, vest and become exercisable as to fifty percent (50%) of the Shares for which this option would not otherwise at that time be vested and exercisable in accordance with the normal vesting schedule set forth in Section 2 of this Agreement and may be exercised for any or all of those accelerated Shares as fully vested shares of Common Stock. This option shall vest and become exercisable for the remaining fifty percent (50%) of the unvested Shares equally over the remaining vesting term as set forth in Section 2 of this Agreement. However, this option shall, immediately prior to the effective date of a Reorganization Event, vest and become exercisable as to all the Shares at the time subject to this option and may be exercised for any or all of those accelerated Shares as fully vested shares of Common Stock, if and to the extent: (i) this option is not to be assumed by the successor corporation (or parent thereof) or is not otherwise to be continued in full force and effect after the Reorganization Event or (ii) this option is not to be replaced with a program of the successor corporation which preserves the spread existing at the time of the Reorganization Event on any Shares as to which this option is not otherwise at that time vested and exercisable (the excess of the fair market value of those unvested Shares over the aggregate Exercise Price payable for such Shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule for those Shares as set forth in Section 2 of this Agreement. At the effective time of the Reorganization Event, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect after the Reorganization Event. Notwithstanding anything to the contrary herein, the Company shall have the right, but not the obligation, in connection with a Reorganization Event, to make or provide for a cash payment to the Participant, in exchange for the cancellation of this option, in an amount equal to the difference between (x) the value as determined by the Board of the consideration payable or otherwise to be received by the Company’s stockholders, per share of Common Stock, in connection with the Reorganization Event, multiplied by the number of Shares subject to the option and (y) the aggregate exercise prices of Shares subject to the option.

C. To the extent this option does not, at the time of the Reorganization Event, vest and become exercisable as to all the Shares at that time subject to this option, then this option shall be subject to accelerated vesting in accordance with the following provision:

- Should the Participant’s service as an Eligible Participant be terminated by the Company other than for Cause on or within twelve (12) months after the effective date of that Reorganization Event, then this option shall immediately vest and become exercisable as to all the Shares at the time subject to this option and may be exercised for any or all of those accelerated Shares as fully vested shares of Common Stock until the earlier of (i) the Final Exercise Date or (ii) the sooner termination of this option pursuant to Paragraph 3 of this Agreement.

If the option is replaced with a program of the successor corporation as set forth above, the accelerated vesting provided by this Paragraph 6.C shall apply equally to the replacement cash incentive program.

D. If this option is assumed in connection with a Reorganization Event or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Reorganization Event, to apply to the number and class of securities which would have been issuable to Participant in consummation of such Reorganization Event had the option been exercised immediately prior to such Reorganization Event, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Reorganization Event, the successor corporation may, in connection with the assumption or continuation of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Reorganization Event, provided such common stock is readily tradable on an established U.S. securities exchange or market.

7.	No Obligation to Continue Employment.

Neither the Company nor any subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Participant in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Participant at any time.

8.	Notices.

Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

9.	Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

10.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of New Jersey without regard to any applicable conflicts of laws.

11.	Participant’s Acknowledgments.

The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ARBINET-THEXCHANGE, INC.

Dated:	By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2004 Stock Incentive Plan, as amended.

PARTICIPANT:

Address: